FIRST PACTRUST BANCORP, INC. TO RAISE $60 MILLION IN CAPITAL

Chula Vista, California (July 27, 2010) – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that it has entered into separate subscription agreements with TCW Shared Opportunity Fund V, L.P., COR Capital LLC, St. Cloud Capital LLC, America Start-Up Financial Institutions Investments 1, L.P. and additional select institutional and other accredited investors as part of an aggregate $60 million private placement.  Collectively, the investors in the private placement intend to purchase approximately 4,500,000 shares of the Company’s common stock and approximately 920,000 shares of newly designated non-voting common stock, at $11.00 per share.  The price per share in the private placement represents a 37.5% premium to the closing price of the Company’s common stock on July 26, 2010 of $8.00 per share.

Hans Ganz, President and Chief Executive Officer of the Company, stated: “We are pleased to expand our shareholder base to include such a strong collection of investors.  We plan to use this new capital to, among other things, repay TARP, enhance our management team and grow our franchise throughout Southern California.”

The Company intends to enter into an employment agreement with Gregory Mitchell, who is expected to be named Chief Executive Officer or President of the Company as soon as practicable following the completion of the private placement.  Mr. Mitchell is the former Chief Executive Officer and President of California National Bank and is currently a consultant to the Company.  Hans Ganz, currently the President and Chief Executive Officer of the Company, will remain as a member of the Company’s Board of Directors and executive team as well as the President and Chief Executive Officer of the Company’s subsidiary, Pacific Trust Bank.  In addition, the Company expects Steven Sugarman to join the Board of Directors of the Company promptly following closing.  Mr. Sugarman is currently the managing member of COR Capital.

Greg Mitchell stated: “I am excited to have the opportunity to help lead First PacTrust.  The strengthening of our capital and liquidity positions from the private placement should serve us well as we pursue organic and strategic growth opportunities going forward.”

The Company expects to use the net proceeds from the private placement for general corporate purposes, which may include providing capital to support the strength and growth of Pacific Trust Bank, and pursuing other strategic business opportunities in the Company’s markets.  The Company also intends to use approximately $19.3 million of the net proceeds to the redeem preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program, upon receipt of required regulatory approvals.

As part of its subscription, at the closing of the private placement, TCW Shared Opportunity Fund V, L.P. will be issued immediately exercisable warrants to purchase 240,000 shares of non-voting common stock at an exercise price of $11.00 per share.  COR Advisors LLC, an affiliate of COR Capital, will be issued warrants to purchase an aggregate of 1,560,000 shares of non-voting common stock at an exercise price of $11.00 per share in consideration for COR Advisors’ strategic, financial and general corporate consulting services preceding the closing date.

The transaction is expected to be completed in the fourth quarter of 2010, subject to a number of customary closing conditions, including the receipt of regulatory approvals, if required, and the approval by the Company stockholders of the issuance of the common shares in the private placement.

    The transactions discussed above involve the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. The Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission to provide for the resale of the common shares issued in the private placement and issuable upon exercise of the warrants described above.  Such securities may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Hovde Securities, LLC acted as the lead placement agent for the private placement.  Silver, Freedman & Taff, L.L.P. served as legal advisor to the Company.  Wachtell, Lipton, Rosen & Katz served as legal advisor to COR Capital and COR Advisors.  Eisner, Frank & Kahan, PC served as legal advisor to TCW Shared Opportunity Fund V, L.P.   Bingham McCutchen LLP served as legal advisor to Hovde Securities, LLC.

About First PacTrust

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to complete the sale of the common shares and our intended use of proceeds from the sale of the common shares. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, that we may not be able to complete the sale of the common shares within the expected time frame, that the requisite stockholder approval for the sale of the common shares and/or any required regulatory approvals may not be obtained and that a deterioration in the economy or our loan portfolio or other developments could alter our intended use of the capital. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Important Information for Investors and Shareholders

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with the stockholder approval described herein.  The Company urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed by the Company with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company will be available free of charge on the investor relations portion of the Company’s website at http://www.firstpactrustbancorp.com.

Participants in the Solicitation

The Company, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the stockholder approval described herein.  The names of the Company’s directors and executive officers and a description of their interests in the Company are set forth in the proxy statement for the Company’s 2010 annual meeting of stockholders, which was filed with the SEC on March 22, 2010.

Contact:

Hans Ganz, President and CEO
Phone: (619) 691-1519 ext 4000